Exhibit 99.4

Disclosures Relating to Nationstar Mortgage Holdings Inc., Nationstar Mortgage LLC

and Nationstar Capital Corporation

Recent Developments

Consent Solicitation

On September 5, 2012, we successfully completed the solicitation of consents to amend our indenture dated as of March 26, 2010, as further supplemented (the “2010 Indenture”), governing our 10.875% Senior Notes due 2015. The amendments conform the 2010 Indenture’s covenants to those covenants contained in the indenture governing our 9.625% Senior Notes due 2019. In accordance with the terms of the consent solicitation, on August 30, 2012, we entered into the Fifth Supplemental Indenture to the 2010 Indenture, which implemented the amendments, effective as of September 5, 2012.

Proposed CFPB Rules

On August 10, 2012, the CFPB proposed new rules that would require mortgage servicers to provide greater transparency and meet certain requirements in their handling of consumer accounts. The comment period for these rules will close on October 9, 2012. The CFPB expects to issue the final rules in January 2013. If implemented, these proposed rules by the CFPB will increase our regulatory compliance burden and associated costs and place restrictions on our servicing operations, which could in turn adversely affect our business, financial condition and results of operations.

July 2012 Senior Notes Offering

On July 24, 2012, we issued $100,000,000 aggregate principal amount of 9.625% Senior Notes due 2019 (the “July notes”), in a private placement transaction. The July notes constituted a further issuance of the $275,000,000 aggregate principal amount of 9.625% Senior Notes due 2019 we issued on April 25, 2012. The 9.625% Senior Notes due 2019 are guaranteed on an unsecured basis by each of our current and future domestic subsidiaries, other than our securitization and certain finance subsidiaries and subsidiaries that in the future we designate as excluded restricted and unrestricted subsidiaries, and by the Parent Entities.

ResCap Acquisition

On May 13, 2012, we entered into an asset purchase agreement (as subsequently amended, the “ResCap Purchase Agreement”) with the ResCap Sellers in connection with the ResCap Sellers’ proceedings before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Case”). Each of the ResCap Sellers is an indirect subsidiary of Ally Financial Inc. Under the ResCap Purchase Agreement, we agreed to purchase the rights to service residential mortgage loans with an aggregate UPB of approximately $361 billion, including MSRs for residential mortgage loans with an aggregate UPB of approximately $194 billion and subservicing contracts for residential mortgage loans with an aggregate UPB of approximately $167 billion, and approximately $1.7 billion of related servicing advance receivables, each as measured as of June 30, 2012. Approximately 69% of loans in the total portfolio (by UPB) are owned, insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We also agreed to acquire the ResCap Sellers’ mortgage origination platform and certain other assets. We also agreed to assume certain liabilities.

The purchase price is approximately $2.3 billion (pro forma as of June 30, 2012), which we expect to fund through a combination of cash on hand, the proceeds of a coinvestment of $450 million by Newcastle Investment Corp. (“Newcastle”) and possibly certain entities affiliated with Newcastle, the proceeds of advance financing facilities that we expect to enter into in connection with this transaction, including with certain initial purchasers in this offering or their affiliates and/or other issuances of equity or debt, including further notes issued pursuant to the Indenture (as defined herein). Subject to an auction process and satisfaction of certain other conditions, the transaction is expected to close in late 2012 or early 2013.

Although we have been approved as the stalking-horse bidder by the Bankruptcy Court, other bidders may submit bids for the assets we are seeking to acquire. The auction for the assets is scheduled to commence on October 23, 2012. If any such bidders submit bids, we can provide no assurances that we will be the winning bidder and ultimately be permitted to purchase the assets we are seeking to acquire or that we will not be required to make changes, which changes could be material, to the terms of the ResCap Purchase Agreement in order to purchase the assets. If the ResCap Purchase Agreement is terminated as a result of the Bankruptcy Court’s approval of a competing bidder, the ResCap Sellers will be required to pay us a $24 million break-up fee in cash (a portion of which will be payable to Newcastle). See “Risk Factors—We may be unable to realize the anticipated benefits of an acquisition pursuant to the ResCap Purchase Agreement,” incorporated by reference into this offering circular.

Potential Acquisitions

We believe there are opportunities to grow our business through acquisitions, and we actively explore potential acquisition opportunities in the ordinary course of our business. We are currently in discussions with several financial institutions that could result in our entering into one or more material, definitive acquisition agreements shortly following the completion of this offering, although at the present time we do not have any definitive agreements to do so. Other potential acquisitions may include MSRs relating to residential mortgage loans, subservicing contracts, servicing platforms and originations platforms, as well as other mortgage-related assets and associated liabilities. In the event that we acquire a servicing platform, we may elect to operate this platform in addition to our current platform for a period of time or indefinitely. These transactions could vary in size. Individually or collectively, these transactions could substantially increase the UPB, or alter the composition of the portfolio, of mortgage loans that we service or have an otherwise significant impact on our business. We can provide no assurances that we will enter into any such agreement or as to the timing of any potential acquisition.

We may fund acquisitions with a combination of excess MSR co-investments, non-recourse securitization debt, warehouse financing, servicer advance facilities, additional corporate indebtedness or equity financing. Where we can obtain such financing on attractive terms, we typically attempt to finance our acquisitions on a nonrecourse basis. In addition, we could enter into such acquisition arrangements on a standalone basis or on a co-investment or other basis with one or more of our affiliates. We can provide no assurances, however, as to the availability or terms of funding for future acquisitions or our ability to enter into such arrangements with our affiliates. If we fail to obtain adequate financing or otherwise enter into satisfactory arrangements with our affiliates, we could be exposed to significant risks, including risks that we may not be able to complete the acquisition on alternative terms or at all and risks that we may have to pay damages. See “Risk Factors—We may make or have made potentially significant acquisitions which could expose us to greater risks than we currently experience in servicing our current portfolio and adversely affect our business, financial condition and results of operations. We also may not realize all of the anticipated benefits of potential future acquisitions, which could adversely affect our business, financial condition and results of operations,” incorporated by reference into this offering circular.

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